EXHIBIT 99.1

For further information:

David B. Ramaker, CEO

989-839-5350

JEFFREY L. TATE NAMED TO CHEMICAL FINANCIAL

CORPORATION BOARD OF DIRECTORS

Midland, MI., January 23, 2017 --- Chemical Financial Corporation today announced that Jeffrey L. Tate, Corporate Auditor for The Dow Chemical Company, was appointed to the Board of Directors of Chemical Financial Corporation. His appointment, which is effective March 1, 2017, increases the Board to 13 members.

“We are very pleased to welcome Jeff to the Chemical Financial board. His business expertise, extensive knowledge of risk management including financial and operating controls and his demonstrated community leadership will be a tremendous asset to our Company,” said Gary Torgow, Chairman of Chemical Financial Corporation.

Mr. Tate began his Dow career in Louisiana in 1992 and held a variety of accounting and controller roles before relocating to Michigan for several finance and leadership assignments in Dow Automotive, Investor Relations, Performance Materials and Performance Plastics. He is a Certified Public Accountant and serves on the Public Company Accounting Oversight Board’s (PCAOB) Standing Advisory Group and the Corporate Advisory Boards of both Consortium and NABA. He also serves in his community on the Midland Community Center Operating Board.

Mr. Tate earned a Bachelor’s degree in Accounting from the University of Alabama. He also completed various executive education programs, including the American Graduate School of International Management at Thunderbird, the Dartmouth College Strategic Finance

Leadership Executive Program, and the University of Chicago Booth School of Business Executive Program for Prospective CFO’s.

Chemical Financial Corporation is the largest banking company headquartered and operating branch offices in Michigan. The Corporation operates through its subsidiary bank, Chemical Bank, with 249 banking offices located in Michigan, northeast Ohio and northern Indiana. At September 30, 2016, the Corporation had total assets of $17.4 billion. Chemical Financial Corporation’s common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issuers comprising The NASDAQ Global Select Market and the S&P MidCap 400 Index. More information about the Corporation is available by visiting the “Investor Info” section of its website at www.chemicalbank.com.

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